Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended March 31, 2018

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April 25, 2018

1 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; our ability to successfully execute our strategic growth plan and realize its expected benefits; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they were made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Company Profile

3 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

REDEFINING THE DATA CENTER.

HYPERSCALE | HYBRID COLOCATION

SOFTWARE-DEFINED DATA CENTER

MEGA SCALE DATA CENTERS

CLOUD PARTNER SOLUTIONS

POWERED BY PEOPLE

HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
IRVING
FORT WORTH
ATLANTA
SUWANEE
MIAMI
SECAUCUS
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
HARRISONBURG
RICHMOND
MEGA DATA CENTERS
DATA CENTERS
LAND

QTS CloudRamp™

Industry's First Cloud-Ready Colocation, On-Demand

Industry-Leading Customer Service

Net Promoter Score

55
64
68
72
40
Industry Average
2014
2015
2016
2017

APPROXIMATELY **280+ ACRES** OF EXPANSION WITH CAPACITY TO **DOUBLE BUSINESS** WITHIN EXISITING POWERED SHELL

3,629 TOTAL VOLUNTEER HOURS IN 2017

6.1M GROSS SQUARE FEET

2.7M SQUARE FEET OF RAISED FLOOR BOD NRSF

100% UPTIME GUARANTEE

OVER 650 MEGAWATTS of GROSS UTILITY POWER

COMPLIANCE

FISMA | FEDRAMP | SOC 2 | SOC 1 | HIPAA/HITECH ACT | PCI DSS | HITRUST | ISO 27001

FLEXIBLE INTEGRATED FRAMEWORK

SERVICE DELIVERY PLATFORM

INDUSTRY'S 1ST SOFTWARE-DEFINED DATA CENTER PLATFORM

DELIVERING CUSTOMER VALUE

- Infrastructure Visibility
- Dynamic Control
- Integrated Hybrid Solution
- Online Transacting

UNLOCK THE POWER OF YOUR DATA

- Digitize
- Analyze
- Automate

Real-Time Visibility
Actionable Insights

Data provided as of March 31, 2018

Consolidated Balance Sheets

4 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

(unaudited and in thousands except share data)

	March 31,	December 31,
	2018 (1)	2017 (1)
ASSETS
Real Estate Assets
Land	$88,215	$88,216
Buildings, improvements and equipment	1,778,322	1,701,287
Less: Accumulated depreciation	(417,150)	(394,823)
	1,449,387	1,394,680
Construction in progress (2)	636,054	567,819
Real Estate Assets, net	2,085,441	1,962,499
Cash and cash equivalents	15,921	8,243
Rents and other receivables, net	45,057	47,046
Acquired intangibles, net	104,950	109,451
Deferred costs, net (3) (4)	42,398	41,545
Prepaid expenses	10,328	6,163
Goodwill	173,843	173,843
Other assets, net (5)	64,950	66,266
TOTAL ASSETS	$2,542,888	$2,415,056

LIABILITIES
Unsecured credit facility, net (4)	$832,462	$825,186
Senior notes, net of discount and debt issuance costs (4)	394,333	394,178
Capital lease, lease financing obligations and mortgage notes payable	8,225	10,565
Accounts payable and accrued liabilities	144,616	113,430
Dividends and distributions payable	24,036	22,222
Advance rents, security deposits and other liabilities	28,233	28,903
Deferred income taxes	2,109	4,611
Deferred income	28,679	25,305
TOTAL LIABILITIES	1,462,693	1,424,400

EQUITY
Series A 7.125% cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of March 31, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (6)	103,184	-
Common stock: $0.01 par value, 450,133,000 shares authorized, 51,135,691 and 50,701,795 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	511	507
Additional paid-in capital	1,052,202	1,049,176
Accumulated other comprehensive income	6,573	1,283
Accumulated dividends in excess of earnings	(195,074)	(173,552)
Total stockholders’ equity	967,396	877,414
Noncontrolling interests	112,799	113,242
TOTAL EQUITY	1,080,195	990,656
TOTAL LIABILITIES AND EQUITY	$2,542,888	$2,415,056

(1)

The balance sheet at March 31, 2018 and December 31, 2017, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of March 31, 2018, construction in progress included $130.0 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of March 31, 2018 and December 31, 2017, deferred costs, net included $7.4 million and $7.9 million of deferred financing costs net of amortization, respectively, and $35.0 million and $33.7 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.2 million and $11.6 million at March 31, 2018 and December 31, 2017, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of March 31, 2018 and December 31, 2017, other assets, net included $48.7 million and $57.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of March 31, 2018, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.

5 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Revenues:
Rental	$85,713	$90,078	$79,117
Recoveries from customers	11,513	11,053	8,361
Cloud and managed services	13,181	15,421	16,965
Other (1)	3,290	2,359	1,521
Total revenues	113,697	118,911	105,964
Operating expenses:
Property operating costs	37,740	41,199	35,421
Real estate taxes and insurance	2,905	2,750	3,147
Depreciation and amortization	35,913	37,140	33,948
General and administrative (2)	22,234	20,820	22,197
Transaction, integration and impairment costs (3)	920	9,449	336
Restructuring (4)	8,530	-	-
Total operating expenses	108,242	111,358	95,049

Operating income	5,455	7,553	10,915

Other income and expense:
Interest income	1	1	1
Interest expense	(8,110)	(8,049)	(6,869)
Debt restructuring costs (5)	-	(19,992)	-
Income (loss) before taxes	(2,654)	(20,487)	4,047
Tax benefit of taxable REIT subsidiaries (6)	2,402	4,374	1,521
Net income (loss)	(252)	(16,113)	5,568
Net (income) loss attributable to noncontrolling interests (7)	29	1,971	(691)
Net income (loss) attributable to QTS Realty Trust, Inc.	$(223)	$(14,142)	$4,877
Preferred stock dividends	(328)	-	-
Net income (loss) attributable to common stockholders	$(551)	$(14,142)	$4,877

Net income (loss) per share attributable to common shares:
Basic (8)	$(0.02)	$(0.29)	$0.10
Diluted (8)	(0.02)	(0.29)	0.10

(1)

Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $2.7 million, $2.3 million and $1.5 million for the three months ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

(2)

General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 19.6%,  17.5%, and 20.9% of total revenues for the three months ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

(3)

Transaction, integration and impairment costs - For the three months ended March 31, 2018,  December 31, 2017, and March 31, 2017, the Company recognized $0.9 million, $0.3 million and $0.3 million, respectively, in transaction and integration costs. The Company also recognized $9.1 million in other non-routine costs for the three months ended December 31, 2017,  consisting of $6.5 million related to the write-off of customer specific assets/equipment, $1.8 million related to the impairment of certain product related assets and $0.8 million in other miscellaneous charges.

(4)

Restructuring costs – The Company incurred $8.5 million of restructuring expenses for the three months ended March 31, 2018 associated with its strategic growth plan, of which $4.0 million related to the write-off of certain product related assets, $3.7 million related to employee severance expenses, $0.5 million related to professional fees and $0.3 million related to other miscellaneous restructuring expenses.

(5)

Debt restructuring costs – Primarily includes prepayment fees and write offs of unamortized deferred financing costs associated with the early extinguishment and/or restructuring of certain debt instruments. Amounts for the three months ended December 31, 2017 primarily relate to a prepayment penalty as well as write off of existing unamortized deferred financing costs and debt discount associated with the replacement of the $300 million 5.875% senior notes with the $400 million 4.750%  senior notes.

(6)

Tax benefit of taxable REIT subsidiaries - The Company’s non-cash deferred tax benefit, in both the current year and the prior year, relate to recorded operating losses which include certain restructuring, transaction and integration costs. In addition, during the three months ended December 31, 2017, the Company recorded a one-time non-cash tax benefit of $3.4 million attributable to the re-measurement of deferred tax assets (liabilities) as a result of a reduction in the U.S. corporate tax rate from new tax legislation.

(7)	Noncontrolling interest - The noncontrolling ownership interest of QualityTech, LP was 11.5% and 12.4% as of March 31, 2018 and 2017, respectively.
(8)	Basic and diluted net income (loss) per share were calculated using the two-class method.

6 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income (loss)	$(252)	$(16,113)	$5,568
Other comprehensive income (loss):
Increase (decrease) in fair value of interest rate swaps	5,982	3,234	—
Reclassification of other comprehensive income to interest expense	402	—	—
Comprehensive income (loss):	6,132	(12,879)	5,568
Comprehensive (income) loss attributable to noncontrolling interests	(702)	1,576	(691)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$5,430	$(11,303)	$4,877

7 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

In conjunction with its previously announced strategic growth plan, QTS is realigning its product offerings around Hyperscale and Hybrid Colocation, while exiting certain of its C3-Cloud and Managed Services offerings, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this release to focus its guidance and key performance metrics around its Core business, which primarily consists of its Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers, which together will be the Company’s primary business following the completion of the strategic growth plan. For informational purposes, QTS has excluded its estimated Non-Core business from certain financial and operating statistics below. A more detailed allocation of Core and Non-Core financial information is presented in the Appendix.

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, including its core business, as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s core business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its core business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended
	March 31,	December 31,	March 31,
Summary of Consolidated Results (includes Core and Non-Core)	2018	2017	2017
Total revenues	$113,697	$118,911	$105,964
Net income (loss)	$(252)	$(16,113)	$5,568
Fully diluted weighted average shares outstanding	57,946	57,784	55,620
Net income (loss) per basic share	$(0.02)	$(0.29)	$0.10
Net income (loss) per diluted share	$(0.02)	$(0.29)	$0.10
FFO available to common shareholders & OP unit holders	$31,477	$16,426	$35,072

	Three Months Ended
	March 31,		December 31,		March 31,
Core Financial Summary (1)	2018		2017 (2)		2017
Core Operating FFO available to common shareholders & OP unit holders	$36,867	(3)	$40,960	(4)	$30,654	(5)
Core Operating FFO per diluted share	$0.64	(3)	$0.71	(4)	$0.55	(5)
Core MRR (at period end)	$27,862		$27,175		$25,361
Core Revenue	$100,390		$100,617		$86,876
Core Adjusted EBITDA	$50,159		$50,633		$40,644
Core NOI	$64,792		$64,463		$55,231
Core NOI as a % of Core revenue	64.5%		64.1%		63.6%
Core Adjusted EBITDA as a % of Core revenue	50.0%		50.3%		46.8%
Core General and administrative expenses as a % of Core revenue	18.0%		16.7%		19.9%
Annualized Core ROIC	12.3%		12.5%		11.6%

(1)	Represents Core results only. See Appendix for additional information regarding Non-Core reconciliations.
(2)

Results for the three months ended December 31, 2017 included contract modification revenue of $5.2 million attributable to a customer’s location portability rights whereby the customer elected to pay for an option to relocate some of its capacity within other QTS facilities.

(3)

For the three months ended March 31, 2018, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $36,100 and Core Operating FFO per diluted share would be $0.62.

(4)

For the three months ended December 31, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $37,081 and Core Operating FFO per diluted share would be $0.64.

(5)

For the three months ended March 31, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common shareholders & OP unit holders would be $28,761 and Core Operating FFO per diluted share would be $0.52.

8 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

	March 31,		December 31,
Balance Sheet Data - Consolidated Results (includes Core and Non-Core) (1)	2018		2017
Total debt, net of cash and cash equivalents	1,230,304	(2)	1,233,322	(2)
Debt to last quarter annualized Adjusted EBITDA	5.7x	(3)	5.4x	(3)
Debt to undepreciated real estate assets	49.2%	(3)	52.3%	(3)
Debt to Implied Enterprise Value	35.8%	(3)	28.2%	(3)

(1)	Disclosed on a consolidated basis to conform with debt covenant calculations in accordance with lender requirements.
(2)

The Company has excluded associated debt issuance costs from the Total Debt line item for both periods presented.  As a result, the amounts referenced above represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)	Calculated using total debt, which excludes associated debt issuance costs, less the amount of cash and cash equivalents on hand.

	March 31,	December 31,
Operating Portfolio Statistics	2018	2017
Built out square footage:
Raised floor	1,435,516	1,403,516
Core leasable raised floor (1)	1,159,618	1,112,350
Core leased raised floor (1)	1,001,074	964,951
Core data center % occupied (1)	86.3%	86.7%

Total Raw Shell:
Total	6,237,837	6,119,806
Basis-of-design raised floor space (2)	2,744,017	2,677,693

Data center properties	26	25
Basis of design raised floor % developed	52.3%	52.4%

Data center raised floor % wholly-owned (3)	90.6%	90.4%

(1)

Leasable and leased raised floor includes Core only. Had Non-Core been included consolidated leasable raised floor would be 1,162,739 square feet and 1,116,584 square feet at March 31, 2018 and December 31, 2017, respectively. Had Non-Core been included consolidated leased raised floor would be 1,004,195 square feet and 969,777 square feet at March 31, 2018 and December 31, 2017, respectively.

(2)	See definition in Appendix.
(3)

Wholly owned data centers do not include those subject to capital lease obligations or the Santa Clara facility which is subject to a long-term ground lease. Had the Santa Clara facility been included as a wholly owned facility, the wholly owned data center raised floor percentage would be 94.5% and 94.4% at March 31, 2018 and December 31, 2017, respectively.

2018 Core Guidance

References to QTS’ “Core” business refers to the Company’s business expected to be retained following the completion of the previously announced strategic growth plan, as further described in the Appendix. The Company is reaffirming its 2018 guidance, as outlined below.

	2018 (1)
($ in millions except per share amounts)	Low	High
Core Revenue	$408	$422
Core Adjusted EBITDA	$218	$228
Core Operating FFO per fully diluted share	$2.55	$2.65
Capital Expenditures (2)	$425	$475

(1)	Guidance for the year ended December 31, 2018 excludes results from the Non-Core business unit.
(2)	Reflects consolidated cash capital expenditures and excludes expenditures from acquisitions.

The Company expects annual rental churn for the Core business of 3% to 6%. The Company expects capital expenditures of $425 million to $475 million, front end loaded in 2018 related to new development in Ashburn, VA and excluding additional success based development in Hillsboro, OR and Phoenix, AZ.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

9 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Core Return on Invested Capital (ROIC)

(unaudited and in thousands)

Core Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes Core ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its Core business against the capital it has invested in the Core business.

Core Return on Invested Capital (ROIC)	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Core NOI (1)	$64,792	$64,463	$55,231
Annualized Core NOI	259,168	257,852	220,924
Average Core undepreciated real estate assets and other Core net fixed assets placed in service (2)	2,113,788	2,055,098	1,908,123
Annualized Core ROIC (2)	12.3%	12.5%	11.6%

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations,  aggregated to $4.2 million, $4.3 million and $3.8 million for the three months ended March 31, 2018,  December 31, 2017 and March 31, 2017 respectively.

(2)

Calculated using Core amounts only. Had the amounts included Non-Core assets and Non-Core NOI, consolidated annualized ROIC for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 would be 13.5%, 14.3% and 13.8%,  respectively.

	As of
Calculation of Average Core Undepreciated Real Estate Assets and other Core Net Fixed Assets Placed in Service (1)	March 31,	December 31,	March 31,
	2018	2017	2017
Core Real Estate Assets, net	$2,053,977	$1,930,493	$1,650,974
Less: Core Construction in progress	(636,054)	(563,501)	(358,297)
Plus: Core Accumulated depreciation	399,802	378,011	328,106
Plus: Goodwill	173,843	173,843	173,843
Plus: Core Other fixed assets, net	36,236	34,060	16,193
Plus: Core Acquired intangibles, net (2)	89,902	91,586	96,703
Plus: Core Leasing Commissions, net	33,528	31,850	28,667
Total as of period end	$2,151,234	$2,076,342	$1,936,189

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$2,113,788	$2,055,098	$1,908,123

(1)

Calculated using Core amounts only, which excludes Non-Core product related assets. Had the amounts included Non-Core assets, consolidated average undepreciated real estate assets and other net fixed assets would be $2,154,999; $2,102,190 and $1.949,323 as of March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)	Calculated by using average quarterly balance of each account.

10 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

Implied Enterprise Value as of March 31, 2018:	Shares or Equivalents Outstanding	Market Price or Liquidation Value as of March 31, 2018	Market capitalization (in thousands)
Class A Common Stock	51,007,283	$36.22	$1,847,484
Class B Common Stock	128,408	36.22	4,651
Total Shares Outstanding	51,135,691
Units of Limited Partnership (1)	6,711,982	36.22	243,108
Options to purchase Class A Common Stock (2)	205,030	36.22	7,426
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of March 31, 2018	58,052,703
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Total Equity			$2,209,669
Total Debt			1,230,304	(3)
Implied Enterprise Value			$3,439,973

(1)	Includes 37,650 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of March 31, 2018.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of March 31, 2018.
(3)

Excludes all debt issuance costs reflected as a reduction to liabilities at March 31, 2018 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand.

The following table presents the weighted average fully diluted shares for the three months ended March 31, 2018:

Three Months Ended
March 31, 2018
Weighted average shares outstanding - basic	50,876,837
Effect of Class A partnership units (1)	6,580,008
Effect of Class O units on an "as if" converted basis (1)	238,037
Effect of options to purchase Class A common stock and restricted Class A common stock on an "as if" converted basis (2)	250,963
Weighted average shares outstanding - diluted	57,945,845

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three months ended March 31, 2018 was $42.48.

11 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of March 31, 2018.  The table excludes data center development associated with land acquired in Phoenix, AZ which was finalized in the third quarter of 2017, as well as data center development associated with land acquired in the fourth quarter of 2017 in Ashburn, VA and Hillsboro, OR.

			Net Rentable Square Feet (Operating NRSF) (3)
Property	Year Acquired (1)	Gross Square Feet (2)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied (Core) (7)	Annualized Core Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	71.4%	$36,957,025	110	557,309	30.0%
Atlanta, GA (Metro)	2006	968,695	463,986	36,953	336,266	837,205	96.9%	$94,193,748	72	527,186	88.0%
Irving, TX	2013	698,000	168,160	6,981	170,323	345,464	93.0%	$44,100,643	140	275,701	61.0%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$10,035,602	22	158,157	36.8%
Chicago, IL	2014	474,979	33,000	-	35,102	68,102	81.5%	$9,481,996	8	215,855	15.3%
Ashburn, VA	2017	445,000	-	-	-	-	0.0%	$-	50	178,000	-%
Manassas, VA	2018	118,031	-	-	-	-	0.0%	$-	24	66,324	-%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	92.2%	$54,233,161	36	205,608	100.0%
Piscataway, NJ	2016	360,000	88,820	14,311	91,851	194,982	85.3%	$14,244,947	111	176,000	50.5%
Fort Worth, TX	2016	261,836	10,600	-	19,438	30,038	100.1%	$2,004,122	50	80,000	13.3%
Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	77.5%	$18,466,216	11	80,940	69.1%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	44.9%	$11,635,192	8	54,595	100.0%
Dulles, VA	2017	87,159	30,545	5,997	32,892	69,434	53.3%	$13,535,221	13	48,270	63.3%
Leased facilities **	2006 & 2015	206,631	76,451	19,450	42,001	137,902	35.1%	$19,211,559	14	97,692	78.3%
Other ***	Misc.	147,435	22,380	49,337	30,074	101,791	68.2%	$6,247,703	5	22,380	100.0%
Total		6,237,837	1,435,516	198,786	1,224,344	2,858,646	86.3%	$334,347,135	674	2,744,017	52.3%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

Calculated as Core data center raised floor that is subject to a signed lease for which space is occupied (1,001,074 square feet as of March 31, 2018), divided by Core leasable raised floor based on the current configuration of the properties (1,159,618 square feet as of March 31, 2018), expressed as a percentage. Inclusive of Non-Core space, as of March 31, 2018 consolidated data center raised floor that is subject to a signed lease for which space is occupied was 1,004,195 square feet and consolidated leasable raised floor based on the current configuration of the properties was

1,162,739 square feet, for an occupancy percentage of 86.4%.

(8)

Includes annualized  Core rent only. Had the amounts included Non-Core annualized rent, consolidated annualized rent would be $383.0 million as of March 31, 2018. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of March 31, 2018.

*        Subject to long-term ground lease.

**      Includes 11 facilities. All facilities are leased, including those subject to capital leases.

***    Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

12 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the first quarter of 2018, the Company brought online approximately nine megawatts of gross power and approximately 32,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro, Chicago, and Irving facilities at an aggregate cost of approximately $67  million.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2018 (in millions).

	Under Construction Costs (1)
Property	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta, GA (Metro)	$7	$5	$12	Q3 - Q4 2018
Irving, TX	14	33	47	Q3 - Q4 2018
Chicago, IL	17	10	27	Q3 - Q4 2018
Ashburn, VA	68	20	88	Q2 & Q4 2018
Piscataway, NJ	9	1	10	Q3 - Q4 2018
Fort Worth, TX	14	2	16	Q4 2018
Totals	$129	$71	$200

(1)

In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through March 31, 2018. In addition to the $129 million of construction costs incurred through March 31, 2018 for redevelopment expected to be completed by December 31, 2018, as of March 31, 2018 the Company had incurred $507 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2018.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

13 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of March 31, 2018. This table shows the Company’s ability to increase its raised floor of 1,435,516 square feet as of March 31, 2018 by approximately 1.9 times to 2.7 million square feet, exclusive of acquired land parcels in Phoenix, AZ; Ashburn, VA; and Hillsboro, OR.

	Raised Floor NRSF
	Overview as of March 31, 2018
Property	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond, VA	167,309	-	390,000	557,309	111.1
Atlanta, GA (Metro)	463,986	14,000	49,200	527,186	16.7
Irving, TX	168,160	14,000	93,541	275,701	29.4
Princeton, NJ	58,157	-	100,000	158,157	65.0
Chicago, IL	33,000	14,000	168,855	215,855	23.0
Ashburn, VA	-	19,530	158,470	178,000	35.3
Manassas, VA	-	-	66,324	66,324	45.7
Suwanee, GA	205,608	-	-	205,608	15.4
Piscataway, NJ	88,820	10,000	77,180	176,000	-
Fort Worth, TX	10,600	10,000	59,400	80,000	26.5
Santa Clara, CA	55,905	-	25,035	80,940	-
Sacramento, CA	54,595	-	-	54,595	-
Dulles, VA	30,545	-	17,725	48,270	-
Leased facilities (4)	76,451	-	21,241	97,692	-
Phoenix, AZ	-	-	-	-	84.2
Hillsboro, OR	-	-	-	-	92.0
Other (5)	22,380	-	-	22,380	-
Totals as of March 31, 2018	1,435,516	81,530	1,226,971	2,744,017	544.3

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2018.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2018.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $145.2 million, of which $111.9 million is included in Construction in Progress on the consolidated balance sheet.  The Basis of Design NRSF does not include any build-out on the available land.

(4)	Includes 11 facilities. All facilities are leased, including those subject to capital leases.
(5)	Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities.

14 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Core NOI by Facility and Consolidated Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates Core net operating income, or Core NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses, in each case attributable to the Company’s Core business. The Company believes that core NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

Core NOI was calculated in the following manner: For revenue, QTS identified the specific products that it expects to divest of in 2018 and allocated the specific revenue to Non-Core operations. For customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition. For operating costs, the Company identified costs such as rent expense and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core. The breakdown of Core NOI by facility is shown below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Breakdown of Core NOI by facility:
Atlanta-Metro data center	$20,404	$19,896	$19,529
Atlanta-Suwanee data center	11,407	11,081	9,809
Richmond data center	7,370	12,472	7,146
Irving data center	9,837	9,624	6,459
Dulles data center	1,952	1,553	1,530
Leased data centers (1)	1,412	(438)	841
Santa Clara data center	2,123	1,668	1,768
Piscataway data center	2,951	2,319	2,412
Princeton data center	2,416	2,394	2,404
Sacramento data center	1,895	1,712	1,880
Chicago data center	1,994	1,482	716
Fort Worth data center	271	21	124
Other facilities (2)	760	679	613
Core NOI (3)	64,792	64,463	55,231
Add: Non-Core NOI (4)	8,260	10,499	12,165
NOI	$73,052	$74,962	$67,396

(1)	Includes 11 facilities. All facilities are leased, including those subject to capital leases.
(2)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.
(3)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations, aggregated to $4.2 million, $4.3 million and $3.8 million for the three months ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

(4)	Represents NOI associated with Non-Core operations. Non-Core definition is presented in the Appendix.

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Development	$84,163	$45,346	$46,618
Acquisitions	24,626	80,025	-
Maintenance capital expenditures	930	848	796
Other capital expenditures (1)	18,843	24,149	18,705
Total capital expenditures	$128,562	$150,368	$66,119

(1)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

15 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The pricing on new and modified leases signed varies quarter to quarter based on the mix of Core deals leased as Hyperscale and Hybrid Colocation vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 17 for such renewals). The amounts below also exclude leases signed related to Non-Core products and services.

During the first quarter of 2018, the Company entered into 413 new and modified Core leases aggregating to $36.0 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing non-incremental annualized MRR from modified renewals and deducting downgrades during the period resulted in $21.0 million in Core incremental annualized rent for the quarter ended March 31, 2018.  Pricing on new and modified leases signed during the first quarter was lower than the prior four quarter average, which was driven by a higher proportion of larger footprint deals compared to prior periods.

Annualized rent per leased square foot is computed using the total rent associated with all new and modified Core leases for the respective periods. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

	Period	Number of Leases	Total Leased sq ft	Annualized rent per leased sq ft (1)	Annualized Rent of New and Modified Leases	Incremental Annualized Rent, Net of Downgrades (2)

New/modified leases signed - Core (3)	Q1 2018	413	90,294	$399	$35,982,816	$21,039,069
	P4QA*	357	35,947	584	21,003,801	10,249,429
	Q4 2017	357	25,697	657	16,879,032	8,573,152
	Q3 2017	376	79,662	452	36,043,560	17,100,790
	Q2 2017	377	20,799	870	18,090,456	11,661,116
	Q1 2017	318	17,631	737	13,002,156	3,662,659

*	Average of prior 4 quarters
(1)	Calculated using all Core revenue including new lease MRR and modified renewal MRR.
(2)	Amounts include Core incremental MRR only, net of downgrades.
(3)

Includes leases of Core products only. Had the incremental annualized rent, net of downgrades included Non-Core leases, consolidated incremental annualized rent net of downgrades would be $16,735,105,  $8,719,465,  $15,329,139, $13,134,696, and $4,333,697 for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively, and the prior four quarter average would be $10,379,249.

NOTE: Figures above do not include cost recoveries.

16 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

The following table outlines the Core booked-not-billed (“BNB”) balance as of March 31, 2018 and how that will affect revenue in 2018 and subsequent years:

Core Booked-not-billed ("BNB")	2018	2019	Thereafter	Total
Core MRR	$2,094,542	$1,440,757	$960,132	$4,495,431
Core incremental revenue (1)	14,750,532	13,390,918	11,521,584
Core annualized revenue (2)	25,134,504	17,289,084	11,521,584	53,945,172

(1)	Core incremental revenue represents the expected amount of recognized MRR for the Core business in the period based on when the Core booked-not-billed leases commence throughout the period.
(2)

Core annualized revenue represents the Core booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR for the Core business might have been recognized if the Core booked-not-billed leases commencing in the period were in place for an entire year.    Had the BNB annualized revenue included Non-Core leases, consolidated annualized BNB revenue would be $57,368,640.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of March 31, 2018 to be approximately $106 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

17 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Renewed and Commenced Leases and Core Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as Hyperscale and Hybrid Colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total Core MRR per square foot including all subscribed services. The amounts below exclude leases of Non-Core products. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for  Core renewals signed in the first quarter of 2018 was 5.4% higher than the rates for those customers immediately prior to renewal. The Company expects renewal rates will generally increase in the low to mid-single digits.

Core Rental Churn (which the Company defines as Core MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total Core MRR at the beginning of the period) was 1.0% for the first quarter of 2018.  Consolidated Rental Churn (which the Company defines as consolidated MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to consolidated MRR at the beginning of the period) was 1.8% for the first quarter of 2018.

	Period	Number of renewed leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)

Renewed Leases - Core (2)	Q1 2018	65	99,716	$234	$23,365,848	5.4%
	P4QA*	75	15,789	822	12,985,932	1.6%
	Q4 2017	71	16,601	911	15,126,576	1.1%
	Q3 2017	81	17,257	652	11,252,952	2.2%
	Q2 2017	89	17,491	1,033	18,068,760	1.0%
	Q1 2017	58	11,808	635	7,495,440	2.9%

*	Average of prior 4 quarters
(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)

Includes leases of Core products only.  Had the rent change percentage included Non-Core leases, consolidated rent changes would be 5.3%, 1.2%, 2.1%, 1.0%, and 2.6% for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively, and 1.5% for the prior four quarter average.

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as Hyperscale and Hybrid Colocation vary on a rate per square foot basis.

During the first quarter of 2018, the Company commenced customer leases (which includes both new customers and existing customers that renewed their lease terms) representing approximately $29.8 million of annualized Core rent at $529 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $23.1 million of annualized Core rent at $480 per square foot. Average pricing on Core commenced leases during the first quarter of 2018 increased compared to the prior four quarter average primarily due to a higher proportion of smaller footprint hybrid colocation deals.

18 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

	Period	Number of leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent

Leases commenced - Core (1)	Q1 2018	402	56,366	$529	$29,824,080
	P4QA*	400	48,238	480	23,144,923
	Q4 2017	424	37,251	570	21,240,814
	Q3 2017	463	52,513	517	27,135,444
	Q2 2017	384	44,007	544	23,957,476
	Q1 2017	329	59,181	342	20,245,958

*	Average of prior 4 quarters
(1)

Leases commenced include all Core commenced monthly recurring rent, inclusive of both incremental rent as well as existing rent that was renewed.  Includes leases of Core products only. Had the annualized rent per leased square foot included Non-Core leases, consolidated annualized rent per leased square foot would be $691, $718, $617, $778, and $418 for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively, and the prior four quarter average would be $613. Had the annualized rent included Non-Core leases, consolidated annualized rent would be $39,508,860; $26,943,658;  $32,585,052;  $34,787,704 and $24,743,966 for the three months ended March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively, and the prior four quarter average would be $29,765,095.

19 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Lease Expirations

Lease expirations information is presented below for the Core business, which primarily consists of the Company’s Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers.  Hyperscale leases are typically 5-10 years with the majority of Hyperscale lease expirations occurring in 2022 and beyond. Hybrid Colocation leases are typically 3 years in duration, with the majority of Hybrid Colocation lease expirations occurring in 2018 and 2019. The following table sets forth a summary schedule of the Core lease expirations as of March 31, 2018. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The lease expirations table below has been calculated proforma for the effects of two Hyperscale anchor tenants’ leases that were signed but not yet commenced as of March 31, 2018. As such, the annualized rent does not reconcile to reported annualized MRR in other locations of this document.

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Core Rent (2)	% of Portfolio Annualized Rent	Hyperscale as % of Portfolio Annualized Rent	Hybrid Colocation as % of Portfolio Annualized Rent
Month-to-Month (3)	988	13,789	1%	$13,872,052	4%	-%	4%
2018	341	141,818	14%	58,934,131	17%	1%	16%
2019	942	129,952	13%	75,440,378	22%	5%	17%
2020	738	92,649	9%	49,418,394	15%	1%	14%
2021	267	133,868	13%	33,854,947	10%	4%	6%
2022	141	279,687	28%	63,465,476	19%	11%	8%
After 2022	129	225,406	22%	45,778,601	13%	10%	3%
Portfolio Total	3,546	1,017,169	100%	$340,763,979	100%	32%	68%

(1)	Represents each agreement with a customer signed as of March 31, 2018 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

Includes annualized Core rent only. Had the amounts included Non-Core annualized rent, consolidated annualized rent expiring month to month, in 2018, 2019, 2020, 2021, 2022, and thereafter would have been $25.5 million, $73.6 million, $86.2 million, $56.2 million, $36.7 million,  $65.1 million and $46.1 million, respectively. Had the amounts included Non-Core annualized rent, consolidated % of Portfolio Annualized Rent expiring month to month, in 2018, 2019, 2020, 2021, 2022, and thereafter would have been 7%, 19%, 22%, 14%, 9%, 17% and 12%, respectively. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)

Consists of both customer leases whose original contract terms ended on March 31, 2018 and have yet to commence signed renewals, as well as customers whose leases expired prior to March 31, 2018 and have continued on a month-to-month basis.

20 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Largest Core Customers

As of March 31, 2018, the Company’s portfolio was leased to over 1,000 Core customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest Core customers in the portfolio based on Core annualized rent as of March 31, 2018 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

Principal Customer Industry	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months) (2)
Content & Digital Media	2	$50,640,064	14.9%	43
Cloud & IT Services	2	17,154,691	5.0%	71
Cloud & IT Services	1	16,806,955	4.9%	48
Cloud & IT Services	3	12,923,403	3.8%	72
Cloud & IT Services	6	11,124,594	3.3%	29
Content & Digital Media	3	10,787,124	3.2%	49
Cloud & IT Services	1	5,016,774	1.5%	37
Financial Services	1	4,775,268	1.4%	21
Financial Services	1	4,655,352	1.4%	76
Financial Services	1	4,581,550	1.3%	10
Total / Weighted Average		$138,465,775	40.7%	48

(1)

Annualized rent is presented for leases commenced as of March 31, 2018. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)

Weighted average based on customer’s percentage of total Core annualized rent expiring and is as of March 31, 2018. The weighted average lease terms have been calculated proforma for the effects of two Hyperscale anchor tenants’ leases that were signed but not yet commenced as of March 31, 2018.

21 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Industry Segmentation

The following table sets forth information relating to the  Core industry segmentation of customers as of March 31, 2018:

(1)	Portfolio Total used for pie chart does not include $48.6 million of Non-Core MRR.

The following table sets forth information relating to the Core industry segmentation of customers as of December 31, 2017:

(1)	Portfolio Total used for pie chart does not include $54.4 million of Non-Core MRR.

22 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

23 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of March 31, 2018:

Annualized Rent ($) - March 31, 2018
Hybrid Colocation $227,372,405 - 68%
Portfolio Total - $334,347,135 (1)
Hyperscale $106,974,730 - 32%
Hyperscale
Hybrid Colocation

(1)	Portfolio Total used for pie chart does not include $48.6 million of Non-Core MRR.

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of December 31, 2017:

(1)	Portfolio Total used for pie chart does not include $54.4 million of Non-Core MRR.

24 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	March 31, 2018	March 31, 2018	March 31, 2018	December 31, 2017
Unsecured Credit Facility (1)
Revolving Credit Facility	3.35%	December 17, 2021	$138,000	$131,000
Term Loan I	3.35%	December 17, 2022	350,000	350,000
Term Loan II	3.37%	April 27, 2023	350,000	350,000
Senior Notes (2)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,850	1,866
Capital Lease and Lease Financing Obligations	1.98%	2018 - 2019	6,375	8,699
Total	3.80%		$1,246,225	$1,241,565

(1)	Balances exclude debt issuance costs reflected as an offset to liabilities aggregating $5.5 million and $5.8 million at March 31, 2018 and December 31, 2017, respectively.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.7 million and $5.8 million at March 31, 2018 and December 31, 2017, respectively.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	March 31, 2018	total	December 31, 2017	total
Fixed Rate Debt	$808,225	64.9%	$810,565	65.3%
Floating Rate Debt	438,000	35.1%	431,000	34.7%
	$1,246,225	100.0%	$1,241,565	100.0%

Scheduled debt maturities as of March 31, 2018:

Debt instruments	2018	2019	2020	2021	2022	Thereafter	Total
Unsecured Credit Facility (1)	$-	$-	$-	$138,000	$350,000	$350,000	$838,000
Senior Notes (2)	-	-	-	-	-	400,000	400,000
Lenexa Mortgage	44	68	71	74	77	1,516	1,850
Capital Lease and Lease Financing Obligations	5,293	956	117	9	-	-	6,375
Total	$5,337	$1,024	$188	$138,083	$350,077	$751,516	$1,246,225

(1)	Balances exclude debt issuance costs reflected as liabilities aggregating $5.5 million at March 31, 2018.
(2)	Balance excludes debt issuance costs reflected as liabilities aggregating $5.7 million at March 31, 2018.

25 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Interest expense and fees	$12,515	$11,471	$9,031
Amortization of deferred financing costs and bond discount	962	926	980
Capitalized interest (1)	(5,367)	(4,348)	(3,142)
Total interest expense	$8,110	$8,049	$6,869

(1)

The weighted average interest rate for the three months ended March 31, 2018,  December 31, 2017,  and March 31, 2017 was 4.19%, 4.03%, and 3.90%, respectively. As of March 31, 2018 and December 31, 2017 our weighted average coupon interest rate was 3.80% and 3.49%, respectively.

26 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Core Revenue; (2) FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO (3) MRR, Recognized MRR and Core MMR; (4) NOI and Core NOI; and (5) EBITDAre, Adjusted EBITDA, Core Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Core Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, including on a Core and Non-Core basis, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. Core represents the Company’s business expected to remain following disposition of the Company’s “Non-Core” business in accordance with its previously announced strategic growth plan. The Core business consists primarily of the Company’s Hyperscale and Hybrid Colocation business, along with technology and services from the Company’s Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of product space.

Non-Core. Non-core represents the portion of the Company’s business that the Company expects to exit in accordance with its previously announced strategic growth plan. The Non-Core business consists of the products of services within the Company’s Cloud and Managed Services business, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business. Non-core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Con-Core business.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

27 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core Operating FFO and Adjusted Core Operating FFO represent Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company expects to retain following completion of the strategic growth plan.

28 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$5,083	$(5,335)	$(252)	$(11,011)	$(5,102)	$(16,113)	$1,621	$3,947	$5,568
Real estate depreciation and amortization	31,192	865	32,057	31,676	863	32,539	28,697	807	29,504
FFO	36,275	(4,470)	31,805	20,665	(4,239)	16,426	30,318	4,754	35,072
Preferred stock dividends	(328)	-	(328)	-	-	-	-	-	-
FFO available to common shareholders & OP unit holders	35,947	(4,470)	31,477	20,665	(4,239)	16,426	30,318	4,754	35,072

Debt restructuring costs	-	-	-	19,992	-	19,992	-	-	-
Restructuring costs	-	8,530	8,530	-	-	-	-	-	-
Transaction, integration and impairment costs	920	-	920	303	9,146	9,449	336	-	336
Tax benefit associated with restructuring, transaction and integration costs	-	(1,635)	(1,635)	-	-	-	-	-	-
Operating FFO available to common shareholders & OP unit holders*	36,867	2,425	39,292	40,960	4,907	45,867	30,654	4,754	35,408

Maintenance Capex	(930)	-	(930)	(848)	-	(848)	(796)	-	(796)
Leasing commissions paid	(5,839)	(71)	(5,910)	(5,840)	(459)	(6,299)	(3,749)	(420)	(4,169)
Amortization of deferred financing costs and bond discount	962	-	962	925	-	925	980	-	980
Non real estate depreciation and amortization	2,148	1,709	3,857	2,571	2,030	4,601	2,285	2,158	4,443
Straight line rent revenue and expense and other	(2,509)	(9)	(2,518)	(2,054)	-	(2,054)	(1,127)	-	(1,127)
Tax benefit from operating results	(767)	-	(767)	(3,879)	(495)	(4,374)	(1,893)	372	(1,521)
Equity-based compensation expense	3,481	-	3,481	2,933	423	3,356	2,730	352	3,082
Adjusted Operating FFO available to common shareholders & OP unit holders*	$33,413	$4,054	$37,467	$34,768	$6,406	$41,174	$29,084	$7,216	$36,300

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

29 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR), Recognized MRR and Core MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR, recognized MRR and Core MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s core business. MRR, recognized MRR and Core MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR, recognized MRR or Core MRR in the same manner. Accordingly, the Company’s MRR, recognized MRR and Core MRR may not be comparable to other companies’ MRR, recognized MRR and Core MRR. MRR, recognized MRR and Core MRR should be considered only as supplements to total revenues as a measure of its performance. MRR, recognized MRR and Core MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR and Core MRR at period-end, on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$100,390	$13,307	$113,697	$100,617	$18,294	$118,911	$86,876	$19,088	$105,964
Less: Total period recoveries	(11,513)	-	(11,513)	(11,052)	-	(11,052)	(8,360)	-	(8,360)
Total period deferred setup fees	(2,888)	(5)	(2,893)	(2,979)	-	(2,979)	(2,616)	-	(2,616)
Total period straight line rent and other	(3,899)	(552)	(4,451)	(7,287)	(2,156)	(9,443)	(2,086)	(1,033)	(3,119)
Recognized MRR in the period	82,090	12,750	94,840	79,299	16,138	95,437	73,814	18,055	91,869

MRR at period end
Total period revenues	$100,390	$13,307	$113,697	$100,617	$18,294	$118,911	$86,876	$19,088	$105,964
Less: Total revenues excluding last month	(66,790)	(8,871)	(75,661)	(66,550)	(12,196)	(78,746)	(58,214)	(12,725)	(70,939)
Total revenues for last month of period	33,600	4,436	38,036	34,067	6,098	40,165	28,662	6,363	35,025
Less: Last month recoveries	(3,107)	-	(3,107)	(3,175)	-	(3,175)	(2,760)	-	(2,760)
Last month deferred setup fees	(962)	(2)	(964)	(1,123)	-	(1,123)	(898)	-	(898)
Last month straight line rent and other	(1,669)	(382)	(2,051)	(2,594)	(1,565)	(4,159)	357	(1,290)	(933)
MRR at period end	$27,862	$4,052	$31,914	$27,175	$4,533	$31,708	$25,361	$5,073	$30,434

30 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization), from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, in addition to non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDAre and Adjusted EBITDA on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$5,083	$(5,335)	$(252)	$(11,011)	$(5,102)	$(16,113)	$1,621	$3,947	$5,568
Interest income	(1)	-	(1)	(1)	-	(1)	(1)	-	(1)
Interest expense	8,103	7	8,110	8,049	-	8,049	6,869	-	6,869
Tax benefit of taxable REIT subsidiaries	(767)	(1,635)	(2,402)	(3,879)	(495)	(4,374)	(1,893)	372	(1,521)
Depreciation and amortization	33,340	2,574	35,914	34,247	2,893	37,140	30,982	2,965	33,947
Impairment write-downs of depreciated property	-	4,017	4,017	-	4,219	4,219	-	-	-
EBITDAre	$45,758	$(372)	$45,386	$27,405	$1,515	$28,920	$37,578	$7,284	$44,862

Debt restructuring costs	-	-	-	19,992	-	19,992	-	-	-
Equity-based compensation expense	3,481	-	3,481	2,933	423	3,356	2,730	352	3,082
Restructuring costs	-	4,513	4,513	-	-	-	-	-	-
Transaction, integration and restructuring costs	920	-	920	303	4,927	5,230	336	-	336
Adjusted EBITDA	$50,159	$4,141	$54,300	$50,633	$6,865	$57,498	$40,644	$7,636	$48,280

31 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI) and Core NOI

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. Core NOI represents NOI of the Company’s core business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expects to retain following completion of the strategic growth plan. NOI and Core NOI are therefore not substitutes for net income as computed in accordance with GAAP.

A reconciliation of net income to NOI and Core NOI is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$5,083	$(5,335)	$(252)	$(11,011)	$(5,102)	$(16,113)	$1,621	$3,947	$5,568
Interest income	(1)	-	(1)	(1)	-	(1)	(1)	-	(1)
Interest expense	8,103	7	8,110	8,049	-	8,049	6,869	-	6,869
Depreciation and amortization	33,340	2,574	35,914	34,247	2,893	37,140	30,982	2,965	33,947
Debt restructuring costs	-	-	-	19,992	-	19,992	-	-	-
Tax benefit of taxable REIT subsidiaries	(767)	(1,635)	(2,402)	(3,879)	(495)	(4,374)	(1,893)	372	(1,521)
Transaction, integration and impairment costs	920	-	920	303	9,146	9,449	336	-	336
General and administrative expenses	18,114	4,119	22,233	16,763	4,057	20,820	17,317	4,881	22,198
Restructuring	-	8,530	8,530	-	-	-	-	-	-
NOI (1)	$64,792	$8,260	$73,052	$64,463	$10,499	$74,962	$55,231	$12,165	$67,396

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges, with respect to Core operations, aggregated to $4.2 million, $4.3 million and $3.8 million for the three months ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

32 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Core/Non-Core Reconciliations

In conjunction with its previously announced strategic growth plan, QTS is realigning its product offerings around Hyperscale and Hybrid Colocation, while exiting certain of its C3-Cloud and Managed Services offerings, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that we expect will not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this release to focus its guidance and key performance metrics around its Core business, which primarily consists of its Hyperscale and Hybrid Colocation businesses, along with technology and services from its Cloud and Managed Services business that support Hyperscale and Hybrid Colocation customers, which together will be the Company’s primary business following the completion of the strategic growth plan.

The table below includes certain non-GAAP financial measures, separated on a Core / Non-Core basis, which management believes is helpful to understanding the financial results of the Company’s Core business.

In order to bifurcate revenues and costs the Company utilized the following methodology: For managed service revenue, QTS identified the specific products that it expects to divest of in 2018, and allocated their specific revenue to Non-Core operations. For customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine the portion of colocation revenue considered to be Non-Core.

For operating costs, the Company identified costs such as rent expense, software licenses, communications expenses and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core.

For general and administrative costs, certain personnel costs, including severance benefits and equity-based compensation, that were associated with personnel impacted by the strategic growth plan have been reclassified in the first quarter of 2018 to restructuring costs. For current and prior periods Non-Core personnel costs associated with wages and salaries were not reclassified to restructuring cost but are shown in their respective line items as Non-Core. QTS identified the software costs, communications expense and other similar general and administrative costs that are utilized to support the aforementioned revenue and reclassified those costs to Non-Core accordingly.

Depreciation associated with equipment was identified that services the impacted customers and that QTS expects to dispose of in a transaction has been reclassified accordingly to Non-Core costs. Equipment or other capitalized costs that QTS has abandoned have been reclassified to restructuring costs.

33 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com

Below is selected financial data depicting Core and Non-Core reconciliations (unaudited and in thousands):

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$100,390	$13,307	$113,697	$100,617	$18,294	$118,911	$86,876	$19,088	$105,964
Less: Operating costs (1)	35,598	5,047	40,645	36,154	7,795	43,949	31,645	6,923	38,568
Net operating income	64,792	8,260	73,052	64,463	10,499	74,962	55,231	12,165	67,396

Less: General & administrative expenses (excluding equity-based compensation expense)	14,633	4,119	18,752	13,830	3,634	17,464	14,587	4,529	19,116
Adjusted EBITDA	50,159	4,141	54,300	50,633	6,865	57,498	40,644	7,636	48,280

Less:
Equity-based compensation expense	3,481	—	3,481	2,933	423	3,356	2,730	352	3,082
Interest income	(1)	—	(1)	(1)	—	(1)	(1)	—	(1)
Interest expense	8,103	7	8,110	8,049	—	8,049	6,869	—	6,869
Tax benefit from operating results	(767)	—	(767)	(3,879)	(495)	(4,374)	(1,893)	372	(1,521)
Non real estate depreciation and amortization	2,148	1,709	3,857	2,571	2,030	4,601	2,285	2,158	4,443
Preferred stock dividends	328	—	328	—	—	—	—	—	—
Operating FFO available to common shareholders & OP unit holders	36,867	2,425	39,292	40,960	4,907	45,867	30,654	4,754	35,408

OFFO per share	0.64	0.04	0.68	0.71	0.08	0.79	0.55	0.09	0.64

Adjustments:
Transaction, integration and impairment costs	(920)	—	(920)	(303)	(9,146)	(9,449)	(336)	—	(336)
Restructuring costs	—	(8,530)	(8,530)	—	—	—	—	—	—
Debt restructuring costs	—	—	—	(19,992)	—	(19,992)	—	—	—
Tax benefit associated with restructuring, transaction and integration costs	—	1,635	1,635	—	—	—	—	—	—
Real estate depreciation and amortization	(31,192)	(865)	(32,057)	(31,676)	(863)	(32,539)	(28,697)	(807)	(29,504)
Preferred stock dividends	328	—	328	—	—	—	—	—	—
Net income (loss)	$5,083	$(5,335)	$(252)	$(11,011)	$(5,102)	$(16,113)	$1,621	$3,947	$5,568

(1)	Consists of property operating costs as well as real estate taxes and insurance.

34 QTS Q1 Earnings 2018	Contact: IR@qtsdatacenters.com